Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2010

Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2010 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 26, 2010 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2010 second quarter was $237.0 million, or $4.45 per share, compared to $152.1 million, or $2.43 per share, for the 2009 second quarter. The Company also reported after-tax operating income available to common shareholders of $132.2 million, or $2.48 per share, for the 2010 second quarter, compared to $163.0 million, or $2.60 per share, for the 2009 second quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $82.07 at June 30, 2010, a 6.7% increase from $76.91 per share at March 31, 2010 and a 12.4% increase from $73.01 per share at December 31, 2009. The Company’s after-tax operating income available to common shareholders represented a 13.0% annualized return on average common equity for the 2010 second quarter, compared to 18.6% for the 2009 second quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2010	2009	2010	2009

Gross premiums written	$817,100	$911,920	$1,770,787	$1,936,891
Net premiums written	624,258	693,854	1,392,012	1,516,717
Net premiums earned	623,011	699,258	1,292,928	1,399,822
Underwriting income	62,244	89,624	86,162	183,013

Combined ratio	90.0%	87.2%	93.4%	87.0%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009

After-tax operating income available to common shareholders	$132,182	$163,041	$230,913	$332,042
Net realized gains (losses), net of tax	61,119	(11,243)	106,622	(20,354)
Net impairment losses recognized in earnings, net of tax	(4,410)	(20,786)	(6,016)	(56,920)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(348)	75,890	28,702	66,309
Net foreign exchange gains (losses), net of tax	48,447	(54,773)	87,302	(29,079)
Net income available to common shareholders	$236,990	$152,129	$447,523	$291,998

Diluted per common share results:
After-tax operating income available to common shareholders	$2.48	$2.60	$4.24	$5.31
Net realized gains (losses), net of tax	1.15	(0.18)	1.96	(0.33)
Net impairment losses recognized in earnings, net of tax	(0.08)	(0.33)	(0.11)	(0.91)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(0.01)	1.21	0.53	1.06
Net foreign exchange gains (losses), net of tax	0.91	(0.87)	1.61	(0.46)
Net income available to common shareholders	$4.45	$2.43	$8.23	$4.67

Weighted average common shares and common share equivalents outstanding — diluted	53,265,303	62,626,317	54,386,690	62,589,856

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2010 second quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.3% and an underwriting expense ratio of 31.7%, compared to a loss ratio of 57.0% and an underwriting expense ratio of 30.2% for the 2009 second quarter. For the six months ended June 30, 2010, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 61.2% and an underwriting expense ratio of 32.2%, compared to a loss ratio of 57.1% and an underwriting expense ratio of 29.9% for the 2009 second quarter. The loss ratio of 58.3% for the 2010 second quarter was comprised of 46.8 points of paid losses, 5.4 points related to reserves for reported losses and 6.1 points related to incurred but not reported reserves. The 2010 second quarter loss ratio reflected a lower than anticipated level of losses (1.1 points) from catastrophic events occurring in the current accident year.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through June 30, 2010. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+”, no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include a material amount of common stock or preferred stock of any publicly-traded issuers or investments in hedge funds or private equity funds. The average effective duration of the portfolio was 2.90 years at June 30, 2010, compared to 2.87 years at December 31, 2009.

Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 1.74% for the 2010 second quarter, compared to 3.89% for the 2009 second quarter, and 3.35% for the six months ended June 30, 2010, compared to 5.03% for the six months ended June 30, 2009. Excluding the effects of foreign exchange, total return was 2.22% for the 2010 second quarter, compared to 3.20% for the 2009 second quarter, and 4.24% for the six months ended June 30, 2010, compared to 4.46% for the six months ended June 30, 2009.

Net investment income for the 2010 second quarter was $90.5 million, or $1.70 per share, compared to $100.5 million, or $1.60 per share, for the 2009 second quarter. The comparability of net investment income between the 2010 and 2009 periods was influenced by the Company’s share repurchase program described below. In addition, during the 2010 second quarter, the Company recorded a reduction to net investment income following a review of prepayment assumptions on certain commercial mortgage backed securities. The 2010 investment income yields were calculated excluding $3.7 million of amortization expense which was recorded in the 2010 second quarter but is not expected to impact yields during the balance of 2010. The pre-tax investment income yield was 3.48% for the 2010 second quarter, compared to 3.91% for the 2009 second quarter, and 3.46% for the six months ended June 30, 2010, compared to 3.87% for the six months ended June 30, 2009. The lower yields in the 2010 periods primarily reflect lower prevailing interest rates available in the market.

Consolidated cash flow provided by operating activities for the 2010 second quarter was $205.5 million, compared to $223.7 million for the 2009 second quarter, and $390.1 million for the six months ended June 30, 2010, compared to $518.5 million for the six months ended June 30, 2009. The decline in cash flow in the 2010 periods reflect a lower level of premium collections and an increase in paid losses as the Company’s insurance and reinsurance loss reserves continue to mature.

For the 2010 second quarter, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 0.6% and 0.2%, respectively, compared to 5.3% and 4.7%, respectively, for the 2009 second quarter. For the six months ended June 30, 2010, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 1.7% and 2.0%, respectively, compared to 5.7% and 4.0%, respectively, for the six months ended June 30, 2009. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company reduced its estimated annual effective tax rate on pre-tax operating income during the 2010 second quarter. The impact of applying the lower effective tax rate on pre-tax operating income for the six months ended June 30, 2010 increased the Company’s after-tax operating results for the 2010 second quarter by $2.5 million, or $0.05 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2010 will be in the range of 1.0% to 3.0%. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $5.9 million of federal excise taxes for the six months ended June 30, 2010, compared to $6.3 million for the six months ended June 30, 2009. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange gains for the 2010 second quarter of $48.6 million consisted of net unrealized gains of $49.1 million and net realized losses of $0.5 million, compared to net foreign exchange losses for the 2009 second quarter of $53.7 million which consisted of net unrealized losses of $52.2 million and net realized losses of $1.5 million. The 2010 second quarter net foreign exchange gains primarily resulted from the strengthening of the U.S. Dollar against the Euro during the period. Net foreign exchange gains for the six months ended June 30, 2010 of $87.2 million consisted of net unrealized gains of $87 million and net realized gains of $0.2 million, compared to net foreign exchange losses for the six months ended June 30, 2009 of $28.5 million which consisted of net unrealized losses of $26.2 million and net realized losses of $2.3 million.

Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

In November 2009, the board of directors of ACGL authorized the Company to invest up to an additional $1.0 billion in ACGL’s common shares through the share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through December 2011. During the 2010 second quarter, the Company repurchased 3.6 million common shares for an aggregate purchase price of $269.1 million. Since the inception of the share repurchase program through June 30, 2010, ACGL has repurchased 28.1 million common shares for an aggregate purchase price of $1.96 billion. At June 30, 2010, $541.1 million of repurchases were available under the share repurchase program.

At June 30, 2010, the Company’s capital of $4.82 billion consisted of $300.0 million of senior notes, representing 6.2% of the total, $125.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 6.7% of the total, and common shareholders’ equity of $4.07 billion, representing the balance. At December 31, 2009, the Company’s capital of $4.72 billion consisted of $300.0 million of senior notes, representing 6.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.9% of the total, and common shareholders’ equity of $4.00 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, July 27, 2010. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on July 27 at 2:00 p.m. Eastern Time until August 3, 2010 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 30253927), and international callers should dial 617-801-6888 (passcode 30253927).

Please refer to the Company’s Financial Supplement dated June 30, 2010, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.82 billion in capital at June 30, 2010, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through June 30, 2010;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the market value of the Company’s investments;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on
Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	June 30,	December 31,
(U.S. dollars in thousands, except share data)	2010	2009

Calculation of book value per common share:
Total shareholders’ equity	$4,398,003	$4,323,349
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,073,003	$3,998,349
Common shares outstanding, net of treasury shares (1)	49,630,570	54,761,678
Book value per common share	$82.07	$73.01

(1)        Excludes the effects of 4,650,209 and 5,016,104 stock options and 175,055 and 261,012 restricted stock units outstanding at June 30, 2010 and December 31, 2009, respectively.

Share Repurchase Activity

	Three Months Ended		Six Months Ended		Cumulative
	June 30,		June 30,		June 30,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009	2010

Effect of share repurchases:
Aggregate cost of shares repurchased	$269,054	$—	$450,326	$1,552	$1,958,923
Shares repurchased	3,644,227	—	6,174,140	33,305	28,145,252
Average price per share repurchased	$73.83	$—	$72.94	$46.60	$69.60
Estimated net accretive impact on diluted earnings per share (1)	$0.63	$0.37	$0.97	$0.78
Estimated net accretive impact on ending book value per common share (2)					$4.51

(1)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) after-tax operating income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

(2)          As the cumulative average price per share of shares repurchased through June 30, 2010 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

Investment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except share data)	2010	2009	2010	2009

Components of net investment income:
Fixed maturities and short-term investments	$94,437	$103,932	$192,327	$202,130
Securities lending transactions	39	684	106	1,702
Other	887	788	1,306	1,335
Gross investment income	95,363	105,404	193,739	205,167
Investment expense	(4,826)	(4,919)	(10,230)	(8,800)
Net investment income	$90,537	$100,485	$183,509	$196,367

Per share	$1.70	$1.60	$3.37	$3.14

Investment income yield, at amortized cost (1):
Pre-tax	3.48%	3.91%	3.46%	3.87%
After-tax	3.37%	3.80%	3.35%	3.75%

Cash flow from operations	$205,514	$223,742	$390,137	$518,545

(1)          Investment income yield calculations exclude the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and equities.

	June 30,	December 31,
(U.S. dollars in thousands)	2010	2009

Investable assets:
Fixed maturities available for sale, at market value	$9,428,456	$9,391,926
Fixed maturities pledged under securities lending agreements, at market value (1)	195,372	208,826
Total fixed maturities	9,623,828	9,600,752
Short-term investments available for sale, at market value	554,304	571,490
Short-term investments pledged under securities lending agreements, at market value (1)	19,192	3,993
Cash	341,469	334,571
TALF investments, at market value (2)	407,469	250,265
Other investments
Fixed income mutual funds	67,098	63,146
Other securities	273,500	109,027
Investment funds accounted for using the equity method (3)	408,402	391,869
Securities transactions entered into but not settled at the balance sheet date	(108,059)	50,790
Total investable assets (1)	$11,587,203	$11,375,903

Fixed income portfolio (1):
Average effective duration (in years)	2.90	2.87
Average credit quality	AA+	AA+
Imbedded book yield on fixed maturities (before investment expenses)	3.39%	3.64%

(1)          This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.

(2)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(3)          Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2010	2009	2010	2009

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$291,397	$395,378	$628,059	$713,919
Increase in unpaid losses and loss adjustment expenses	71,748	3,480	163,137	85,481
Total losses and loss adjustment expenses	$363,145	$398,858	$791,196	$799,400

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(3,588)	$(18,997)	$2,818	$(27,175)
Reinsurance	(29,086)	(42,795)	(65,183)	(82,488)
Total	$(32,674)	$(61,792)	$(62,365)	$(109,663)

Impact on losses and loss adjustment expenses:
Insurance	$(7,886)	$(18,689)	$(4,056)	$(27,815)
Reinsurance	(29,053)	(43,426)	(65,557)	(85,442)
Total	$(36,939)	$(62,115)	$(69,613)	$(113,257)

Impact on acquisition expenses:
Insurance	$4,298	$(308)	$6,874	$640
Reinsurance	(33)	631	374	2,954
Total	$4,265	$323	$7,248	$3,594

Impact on combined ratio:
Insurance	(0.9)%	(4.6)%	0.3%	(3.3)%
Reinsurance	(13.4)%	(15.2)%	(14.2)%	(14.2)%
Total	(5.2)%	(8.8)%	(4.8)%	(7.8)%

Impact on loss ratio:
Insurance	(1.9)%	(4.5)%	(0.5)%	(3.4)%
Reinsurance	(13.4)%	(15.4)%	(14.3)%	(14.7)%
Total	(5.9)%	(8.9)%	(5.4)%	(8.1)%

Impact on acquisition expense ratio:
Insurance	1.0%	(0.1)%	0.8%	0.1%
Reinsurance	0.0%	0.2%	0.1%	0.5%
Total	0.7%	0.1%	0.6%	0.3%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$3,337	$—	$27,299	$—
Reinsurance	3,664	27	37,797	8,039
Total	$7,001	$27	$65,096	$8,039

Impact on loss ratio:
Insurance	0.8%	0.0%	3.3%	0.0%
Reinsurance	1.7%	0.0%	8.3%	1.4%
Total	1.1%	0.0%	5.0%	0.6%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated June 30, 2010 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2010 Second Quarter Performance

Insurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2010	2009

Gross premiums written	$616,353	$636,645
Net premiums written	422,837	419,318
Net premiums earned	405,473	417,454
Underwriting income (loss)	(6,033)	1,315

Loss ratio	67.9%	68.8%
Acquisition expense ratio	15.9%	13.9%
Other operating expense ratio	17.7%	17.0%
Combined ratio	101.5%	99.7%

Catastrophic activity and prior year development:
Current accident year catastrophic events	0.8%	0.0%
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.9)%	(4.6)%
Combined ratio excluding such items	101.6%	104.3%

Gross premiums written by the insurance segment in the 2010 second quarter were 3.2% lower than in the 2009 second quarter as reductions in commercial aviation, property and construction lines of business were partially offset by increases in alternative markets and collateral protection business. The reduction in commercial aviation business primarily resulted from a strategic decision to reduce exposure while the lower level of property and construction business was due to the current market environment. Growth in alternative markets business, which is significantly reinsured, primarily resulted from increased renewal premiums on existing accounts while the higher level of collateral protection business was generated through new business opportunities.

Net premiums written increased 0.8%, reflecting changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2010 second quarter were 2.9% lower than in the 2009 second quarter, and reflect changes in net premiums written over the previous five quarters.

The 2010 second quarter loss ratio included 0.8 points for current year catastrophic event activity, while the 2009 second quarter did not include any significant catastrophic activity. Estimated net favorable development, before related adjustments, reduced the loss ratio by 1.9 points in the 2010 second quarter, compared to 4.5 points in the 2009 second quarter. The estimated net favorable development in the 2010 second quarter primarily resulted from better than expected claims emergence from the 2006 to 2008 accident years, partially offset by adverse development in casualty claims from the 2003 to 2005 accident years and executive assurance business from the 2008 and 2009 accident years. In addition, the 2009 second quarter loss ratio included a higher level of large loss activity than the 2010 second quarter.

The underwriting expense ratio was 33.6% in the 2010 second quarter, compared to 30.9% in the 2009 second quarter. The acquisition expense ratio was 15.9% in the 2010 second quarter, compared to 13.9% in the 2009 second quarter. The 2010 second quarter ratio included 1.0 point related to prior year reserve development and also reflected changes in the form of reinsurance ceded and mix of business.  The operating expense ratio was 17.7% in the 2010 second quarter, compared to 17.0% in the 2009 second quarter, with the increase primarily due to a lower level of net premiums earned in the 2010 second quarter.

Reinsurance Segment

	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2010	2009

Gross premiums written	$203,695	$278,389
Net premiums written	201,421	274,536
Net premiums earned	217,538	281,804
Underwriting income	68,277	88,309

Loss ratio	40.4%	39.6%
Acquisition expense ratio	19.4%	23.1%
Other operating expense ratio	8.9%	6.0%
Combined ratio	68.7%	68.7%

Catastrophic activity and prior year development:
Current accident year catastrophic events	1.7%	0.0%
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(13.4)%	(15.2)%
Combined ratio excluding such items	80.4%	83.9%

Gross premiums written by the reinsurance segment in the 2010 second quarter were 26.8% lower than in the 2009 second quarter, primarily due to share decreases and non-renewals in property other than property catastrophe business and casualty business, partially offset by growth in the reinsurance segment’s other specialty and property catastrophe lines. Gross premiums written in the 2009 second quarter also included the renewal of a two-year treaty of approximately $43 million. Net premiums written by the reinsurance segment in the 2010 second quarter were 26.6% lower than in the 2009 second quarter, primarily due to the items noted above. Net premiums earned in the 2010 second quarter were 22.8% lower than in the 2009 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2010 second quarter loss ratio included 1.7 points related to current year catastrophic activity, while the 2009 second quarter did not include any significant catastrophic activity. Estimated net favorable development, before related adjustments, reduced the loss ratio by 13.4 points in the 2010 second quarter, compared to 15.4 points in the 2009 second quarter. The estimated net favorable development in the 2010 second quarter primarily resulted from better than expected claims emergence in property and other short-tail lines, primarily from the 2007 to 2009 underwriting years, and casualty business from the 2003 to 2005 underwriting years, partially offset by adverse development on casualty business from more recent underwriting years and marine business from the 2008 underwriting year. The balance of the change in the 2010 second quarter loss ratio reflected an increase in the underwriting profit of the reinsurance segment’s property facultative operations and changes in the mix of business.

The underwriting expense ratio was 28.3% in the 2010 second quarter, compared to 29.1% in the 2009 second quarter. The acquisition expense ratio for the 2010 second quarter was 19.4%, compared to 23.1% for the 2009 second quarter. The comparison of the 2010 second quarter and 2009 second quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The 2010 second quarter other operating expense ratio of 8.9% was consistent with the 2010 first quarter ratio and primarily resulted from the lower level of net premiums earned than in the 2009 second quarter.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Net premiums written	$624,258	$693,854	$1,392,012	$1,516,717
Increase in unearned premiums	(1,247)	5,404	(99,084)	(116,895)
Net premiums earned	623,011	699,258	1,292,928	1,399,822
Net investment income	90,537	100,485	183,509	196,367
Net realized gains (losses)	62,114	(11,793)	109,896	(16,957)

Other-than-temporary impairment losses	(4,718)	(20,657)	(7,054)	(113,646)
Less investment impairments recognized in other comprehensive income, before taxes	308	(206)	1,038	56,649
Net impairment losses recognized in earnings	(4,410)	(20,863)	(6,016)	(56,997)

Fee income	883	817	1,677	1,742
Equity in net income (loss) of investment funds accounted for using the equity method	(348)	75,890	28,702	66,309
Other income	4,528	4,950	10,506	8,901
Total revenues	776,315	848,744	1,621,202	1,599,187

Losses and loss adjustment expenses	363,145	398,858	791,196	799,400
Acquisition expenses	107,475	123,814	225,099	250,272
Other operating expenses	101,533	99,294	208,339	186,410
Interest expense	7,916	5,712	15,176	11,424
Net foreign exchange (gains) losses	(48,625)	53,658	(87,226)	28,453
Total expenses	531,444	681,336	1,152,584	1,275,959

Income before income taxes	244,871	167,408	468,618	323,228

Income tax expense	1,420	8,818	8,173	18,308

Net Income	243,451	158,590	460,445	304,920

Preferred dividends	6,461	6,461	12,922	12,922

Net income available to common shareholders	$236,990	$152,129	$447,523	$291,998

Net income per common share
Basic	$4.65	$2.52	$8.60	$4.84
Diluted	$4.45	$2.43	$8.23	$4.67

Weighted average common shares and common share equivalents outstanding
Basic	50,987,540	60,417,391	52,007,616	60,365,758
Diluted	53,265,303	62,626,317	54,386,690	62,589,856

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2010	2009
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: $9,214,640 and $9,227,432)	$9,428,456	$9,391,926
Short-term investments available for sale, at market value (amortized cost: $558,283 and $570,469)	554,304	571,489
Investment of funds received under securities lending agreements, at market value (amortized cost: $211,456 and $96,590)	209,635	91,160
TALF investments, at market value (amortized cost: $396,499 and $247,192)	407,469	250,265
Other investments (cost: $337,141 and $162,505)	340,598	172,172
Investment funds accounted for using the equity method	408,402	391,869
Total investments	11,348,864	10,868,881

Cash	341,469	334,571
Accrued investment income	72,102	70,673
Investment in joint venture (cost: $100,000)	103,540	102,855
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	214,564	212,820
Securities purchased under agreements to resell using funds received under securities lending agreements	—	115,839
Premiums receivable	706,503	595,030
Unpaid losses and loss adjustment expenses recoverable	1,673,911	1,659,500
Paid losses and loss adjustment expenses recoverable	47,148	60,770
Prepaid reinsurance premiums	256,952	277,985
Deferred acquisition costs, net	293,982	280,372
Receivable for securities sold	1,084,122	187,171
Other assets	634,242	609,323
Total Assets	$16,777,399	$15,375,790

Liabilities
Reserve for losses and loss adjustment expenses	$7,940,104	$7,873,412
Unearned premiums	1,492,550	1,433,331
Reinsurance balances payable	128,723	156,500
Senior notes	300,000	300,000
Revolving credit agreement borrowings	125,000	100,000
TALF borrowings, at market value (par: $337,937 and $218,740)	336,213	217,565
Securities lending payable	219,796	219,116
Payable for securities purchased	1,192,181	136,381
Other liabilities	644,829	616,136
Total Liabilities	12,379,396	11,052,441

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.01 par, shares issued: 52,864,928 and 54,761,678)	529	548
Additional paid-in capital	83,828	253,466
Retained earnings	4,053,332	3,605,809
Accumulated other comprehensive income, net of deferred income tax	173,231	138,526
Common shares held in treasury, at cost (shares: 3,234,358 and 0)	(237,917)	—
Total Shareholders’ Equity	4,398,003	4,323,349
Total Liabilities and Shareholders’ Equity	16,777,399	$15,375,790